Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of February 3, 2014 is by and among RentVM, Inc., a New Jersey corporation (the “Company”), Aqeel Asim, Awais Daud and Ali Fayazi (each, individually, a “Seller” and, collectively, the “Sellers”), and InterCloud Systems, Inc., a Delaware corporation (“Buyer”).

P R E M I S E S:

WHEREAS, the Company is engaged in the business of being a cloud service provider (such business as conducted by the Company being hereinafter referred to as the “Business”);

WHEREAS, as of the date of the Closing (as defined herein), the Sellers are the record and beneficial owners of all of the issued and outstanding shares of the capital stock (the “Shares”) of the Company; and

WHEREAS, Buyer wishes to purchase a certain amount, and up to all, of the Shares from the Sellers and the Sellers wish to sell a certain amount, and up to all, of the Shares to Buyer, all pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

1.1           Defined Terms.  The following terms shall have the following meanings in this Agreement:

“Accounts Receivable”  means any and all amounts owed in cash to the Company by reason of a sale of a good or provision of a service in the ordinary course of the Business (in accordance with GAAP and net of any allowances, applicable reserves and deferred revenue).

“Acquisition Proposal” shall mean any proposal for an acquisition, a merger or other business combination involving the Company, or any proposal or offer to acquire in any manner a substantial direct or indirect equity interest in the Company or all or a substantial portion of the Assets.

“Affiliate” means, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other person which is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person, (c) another Person of which the specified Person is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (d) another Person as to which the specified Person serves as trustee or in a similar capacity, or (e) any relative or spouse of the specified Person within the first degree of consanguinity, and to the extent they share a common household with the specified Person, any relative of such spouse or any spouse of any such relative.

“Assets” means the interest of the Company in all the tangible and intangible assets owned by or leased or licensed to the Company on the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended to the date hereof.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article VIII hereof.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof.

“Confidential Information” shall mean (a) each and all of the Buyer’s and Company’s technical, commercial, marketing, strategic, business or other information, data, plans and material of the kind either identified as confidential or proprietary or which a reasonable person would recognize to be confidential or proprietary, either from its nature or the manner of its disclosure, or which has not entered the public domain and (b) the terms and provisions of this Agreement and any other material information relating to this Agreement or the transactions contemplated hereunder.

“Consents” means the consents of third parties necessary or advisable to consummate the transactions contemplated hereby, as more particularly set forth in Section 3.9.

“Contracts” means all agreements, written or oral (including any amendments and other modifications thereto), to which the Company is a party or is bound.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Shares” means that number of shares of Buyer Common Stock equal to the quotient of $1,000,000 divided by the closing price of the Buyer’s common stock on the trading day immediately preceding the date of this Agreement

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“Hazardous Substances” shall be construed broadly to mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any environmental Laws or which are regulated, listed or controlled by, under or pursuant to any environmental Laws, or which has been determined or interpreted at any time by any governmental authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree, including any Hazardous Substance as that term is defined under CERCLA.

“Intellectual Property” shall mean all statutory, common law and registered patents, all copyrights, trademarks, service marks, trade names and domain names (including registrations and applications for registration of any of the foregoing), and all trade secrets, designs, logos, and other intangible rights and interests owned by or licensed to the Company and used in connection with the Business, and all associated goodwill.

“Knowledge” shall mean the knowledge, after reasonable due inquiry, of any Seller.

“Law” means any law, rule or regulation of any federal, state or local governmental authority.

“Licenses” means all of the licenses, permits and other authorizations issued by any federal, state or local governmental authorities to the Sellers or the Company used in the operation of the Business, all of which are listed on Schedule 3.5 hereto, with any additions thereto between the date hereof and the Closing Date.

“Material Adverse Effect” shall mean a material adverse effect on the Business, Assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Company, taken as a whole, other than any general economic change that does not affect the Company on a disproportionate basis or any change or effect directly resulting from any public announcement of this Agreement or the transactions contemplated by this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Property” means all of the interest of the Company in all machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, leasehold improvements, office equipment, supplies, plant, spare parts and other tangible personal property which are owned by or leased to the Company, or otherwise used or possessed by the Company, together with any additions or deletions thereto expressly permitted by Buyer or this Agreement between the date hereof and the Closing Date.

“Purchase Price” means the consideration payable to the Sellers for the Shares as provided in Article II.

“Real Property” means all of the Company’s owned or occupied real property, leasehold interests, easements, real estate licenses, rights to access and rights-of-way, all of which are identified in Schedule 3.6 hereto, together with any additions or deletions thereto expressly permitted by Buyer or this Agreement between the date hereof and the Closing Date.

“Related Document” shall mean any and all agreements, instruments, documents or certificates related to or arising from this Agreement.

“Subsidiary” shall mean, with respect to the Company, any entity of which a majority of the voting power or equity interest is owned, directly or indirectly, by the Company.

“Tax” shall mean any federal, territorial, state, county, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers’ compensation, Pension Benefit Guaranty Corporation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever, however denominated, imposed by any Tax Authority, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax payable in respect thereof.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation of any Tax Authority.

“Tax Authority” shall mean the Internal Revenue Services (“IRS”) and any other federal, territorial, state, local or foreign authority responsible for the administration and/or collection of any Taxes.

ARTICLE II
PURCHASE AND SALE OF THE SHARES

2.1           Purchase and Sale of the Shares.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase and acquire from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to the Shares being purchased by Buyer at Closing, free and clear of any lien, mortgage, pledge, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever, or restrictive agreement, conditional sales agreement, option, encumbrance or charge of any kind whatsoever (each, an “Encumbrance”), except as set forth in the Agreement of the Shareholders of the Company, dated April 12, 2012 (the “Shareholders Agreement”).  At the Closing, the Sellers shall deliver to Buyer the Shares being purchased by Buyer along with appropriate stock powers and transfer instruments executed by the Sellers.

2.2           Purchase Price.  Subject to the terms and provisions of this Agreement, the Purchase Price payable for all outstanding Shares of the Company and the covenants contained in Section 5.2 shall be 400,000 of Buyer’s common stock, par value $0.0001 per share (“Buyer Common Stock”).

2.3           Buyer Option.  Up to and including the 90th calendar day following the Closing Date (the “Option Expiration Date”), Buyer shall have the option to purchase from Sellers, on a pro rata basis, for an aggregate of $1,000,000 in cash, the number of shares of Buyer Common Stock equal to the quotient of $1,000,000 divided by the closing price of the Buyer’s common stock on the trading day immediately preceding the date of this Agreement.  If Buyer makes such election, then each Seller shall provide a certificate certifying that all representations and warranties of the Company and the Sellers in this Agreement shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality or Material Adverse Effect in any such representation or warranty, at and as of the Option Expiration Date, as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time, and Buyer shall deliver the requisite consideration in immediately available funds to the Sellers within five (5) days of exercising such option and delivery of such certifications by the Sellers.  In addition, all closing conditions set forth in Section 8.2 (except for Section 8.2(f)) which apply to the Closing, shall also be applicable to the closing of the option set forth in this Section 2.3.

2.4           Escrow.  At Closing the Escrow Shares, which form a portion of the Buyer Common Stock, shall be deposited with an escrow agent mutually agreeable to each of Buyer and the Sellers, until such time as the Buyer files its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Filing Date”).  The Escrow Shares shall remain in escrow to, among other things, satisfy any claim for indemnity brought by the Buyer pursuant to either of Section 6.5 or Section 10.2(a) prior to the Filing Date, at which point such number of Escrow Shares (valued at the closing price of the Buyer’s common stock on the trading day preceding the date of this Agreement) required to satisfy such claim shall be disbursed to Buyer upon the submission of a written instruction by the Buyer to the escrow agent (with notice to the Sellers).  Following the Filing Date, the Escrow Shares shall be disbursed to the Sellers on a pro rata basis upon the submission of an instruction by the Buyer to the escrow agent, instructing such escrow agent to release the Escrow Shares remaining in escrow at such time.  Notwithstanding the foregoing, provided no claim for indemnity has been made, or if a claim has been made and there are sufficient Escrow Shares remaining to satisfy such claim, the Sellers may request a release of up to 25% of the remaining Escrow Shares to cover personal tax liabilities associated with this transaction.  Further, nothing herein shall prevent the parties from agreeing to a release of the Escrow Shares prior to the Filing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and the Sellers, jointly and severally, represent and warrant, and with respect to Section 3.29, each Seller severally represents and warrants, to Buyer as follows:

3.1           No Violation; Authorization. The execution and delivery of this Agreement and each Related Document does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (subject only to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 3.9), (i) conflict with, or result in any violation of, any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its charter, bylaws or other organizational documents; or (ii) result in any violation of or default on the part of the Company (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon the Shares under, any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which the Company is a party or by which any of the Company’s respective properties or assets are bound.  The execution, delivery and performance of this Agreement and the Related Documents to which the Company is or is to become a party have been duly and validly authorized by all necessary corporate action on the part of the Company.

3.2           Due Organization; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate the Assets that it currently owns, leases or operates and to conduct the Business as it is now being conducted.  The Company is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its Assets, or the conduct of the Business, requires such qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect.  Schedule 3.2 sets forth each state or other jurisdiction in which the Company is licensed or qualified to do business.  The Sellers have delivered to Buyer an accurate and complete copy of the certificate of incorporation, by-laws and any other organizational documents of the Company, each agreement, trust, proxy or other arrangement among the stockholders or directors of the Company, and each other agreement or document affecting any ownership rights or interests, or any management rights or economic rights, of the Company, or any rights to share in the profits of or to receive distributions or the return of capital from the Company, along with an accurate and complete copy of the contents of the minute book of the Company.  There are no Subsidiaries of the Company, and the Company is not a stockholder, partner, joint venturer or other equity owner of any entity.

3.3           Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by the Company and constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.4           Capitalization.  The Company is authorized to issue 10,000 shares of common stock, without par value, all of which are currently issued and outstanding and all of which are owned by the Sellers.  The Shares constitute all of the issued and outstanding shares of the capital stock of the Company.  The Shares are owned of record and beneficially by the Sellers as listed on Schedule 3.29(c) hereto.  The capitalization, including debt and equity, of the Company is accurately and completely described in the Financial Statements attached hereto as Schedule 3.11.  The Shares are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive, subscription or other right of any person to acquire securities, ownership interests or rights in the Company.  Except as set forth on Schedule 3.4, there are no outstanding subscriptions, options, convertible or exchangeable securities, preemptive rights, warrants, calls or agreements relating to the issuance or transfer of the Shares or any ownership interests in the Company to which the Company or any Seller is a party or by which the Company or any Seller is bound.  All Shares, and any other ownership interests or rights in the Company, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by the Company, reacquired or cancelled in compliance) with all applicable Laws, including securities Laws.  The Sellers have not violated any applicable Laws in connection with the purchase or sale of any Shares.  Except as set forth in the organizational documents of the Company, there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting rights, control, rights to share in profits and losses, rights to receive dividends or the return of capital to which the Company or any Seller is a party or by which the Company or any Seller is bound.  Except as set forth on Schedule 3.4 and the Shareholders Agreement, in the organizational documents of the Company and under applicable Laws, there are no restrictions affecting the transferability of the Shares.

3.5           Licenses.  Schedule 3.5 hereto contains a true and complete list of all of the Licenses, including any non-assignable licenses, permits and other governmental authorizations (which shall be denoted as non-assignable).  Except as set forth on Schedule 3.5, the Licenses comprise all of the licenses, permits and other authorizations necessary to conduct the Business, and none of the foregoing are subject to any restriction or condition which would limit the full operation of the Business as presently operated.  All Licenses are validly issued, and the applications therefor are complete and accurate and did not omit to state any facts necessary in order to make the statements therein not misleading.  The Licenses are in full force and effect, and the conduct of the Business is in full accordance therewith.  All fees and other charges relating to the Licenses have been paid in full, or are not in arrears of payment.

3.6           Real Property.  Schedule 3.6 hereto sets forth an accurate and complete list of all the Real Property leases (including name of lessor, expiration date and monthly rent) to which the Company is a party or subject.  Each of the leases in connection with the Real Property is in full force and effect, and the Company has delivered to Buyer accurate and complete copies of each such lease.  Except as set forth on Schedule 3.6, there are no parties in possession of all or any portion of the Real Property other than the Company, whether as lessees, tenants at will, trespassers or otherwise.  To the Knowledge of the Sellers, (i) no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the Real Property or any tract or portion thereof or interest therein in its present manner, (ii) the current use of the Real Property and all parts thereof as aforesaid does not violate any restrictive covenants of record affecting the Real Property, and (iii) all necessary licenses, permits and authorizations required by any governmental authority with respect to the Real Property have been obtained, have been validly issued and are in full force and effect.  The Company is not, and to the Knowledge of the Sellers, no other party is, in default under any lease or other instrument of conveyance.  All leasehold interests (including the improvements thereon) are available for immediate use in the conduct and operation of the Business.  Other than as set forth in Schedule 3.6, there is no Real Property that is owned by, used by, leased by or otherwise occupied by the Company.

3.7           Title to and Condition of Personal Property.  Except as set forth on Schedule 3.7, the Company owns and has good and marketable title to all Personal Property free and clear of any Encumbrance.  The Company is not, and to the Knowledge of the Sellers no other party is, in default under any of the leases, licenses and other agreements relating to the Personal Property.  The Company has delivered to Buyer an accurate and complete copy of each lease, license or other agreement relating to the Personal Property.  Except as otherwise disclosed on Schedule 3.7 hereto, the Personal Property constituting tangible property is in good operating condition (ordinary wear and tear excepted).

3.8           Contracts.  Schedule 3.8 hereto lists all of the Contracts in effect on the date hereof (including, but not limited to, all Licenses, Real Property leases, employment agreements and all other contracts or agreements to which the Company is a party) and, for all oral agreements, provides a summary of the material terms of such Contract.  On or prior to the date hereof, the Company has provided Buyer with true and complete copies of all written Contracts set forth on Schedule 3.8.  All of the Contracts listed on Schedule 3.8 are in full force and effect, and are valid, binding and enforceable in accordance with their terms.  Except as otherwise disclosed on Schedule 3.8: (i) there is no default or breach by the Company, or to the Knowledge of the Sellers, any other party to any Contract set forth on Schedule 3.8; (ii) there is no fact or circumstance that exists that, with or without the passage of time or giving of notice or the happening of any further event or condition, would constitute a default, or would entitle any party to terminate any such Contracts or to make a claim or set-off against the Company or any of its Affiliates, or otherwise to amend such Contract or prevent such Contract from being renewed in accordance with its terms; (iii) the Company is not restricted by agreement from carrying on the Business as and where conducted on the Closing Date; and (iv) there are no negotiations pending or in progress to revise any Contract (other than the Lease Agreement), other than negotiations in the ordinary course of business intended to make the terms of certain Contracts more favorable to the Company.  The Company has not received any written notice of default, termination, or non-renewal under any such Contract.

3.9           Consents.  Except for the Consents described in Schedule 3.9 hereto, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any Contract to which the Company is a party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to (a) execute this Agreement, (b) consummate this Agreement and the transactions contemplated hereby, (c) permit the Sellers to sell the Shares to Buyer, or (d) enable the Company to operate after the Closing Date in the same manner as it is presently operated.

3.10         Intellectual Property.  Schedule 3.10 hereto sets forth a true, complete and correct list of all Intellectual Property owned by or licensed to the Company.  The Intellectual Property set forth on Schedule 3.10 includes all such Intellectual Property that is used in or necessary for the conduct of the Business.  Except as set forth on Schedule 3.10, the Company is the sole and exclusive owner or licensee of all right, title and interest in and to the Intellectual Property, free and clear of all Encumbrances, and the Company has the valid and exclusive rights to use the Intellectual Property.  Any items of Intellectual Property that have been registered or applied for have been properly registered or applied for, as the case may be, under applicable Law, and all such registrations are valid and in force.  Except as set forth on Schedule 3.10, (i) to the Knowledge of the Sellers none of the Intellectual Property is interfered with, infringed upon, conflicted with or otherwise violated by the intellectual property rights of any Person and (ii) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the intellectual property rights of any Person.  No Affiliate of the Company or any Seller has any rights to any of the Intellectual Property.  No Seller owns any Intellectual Property related to, or used by, the Company.  Copies of all Intellectual Property applications, registration renewals and the like, and all correspondence with respect thereto, if any, have been delivered to Buyer at or prior to Closing.

3.11         Financial Statements.  The Sellers have furnished to Buyer the following financial statements (collectively, the “Financial Statements”), which Financial Statements are attached hereto as Schedule 3.11:  unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended December 31, 2013 of the Company.  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods are true, correct and complete, and are consistent with the books and records of the Company (which books and records are true, correct and complete).  To the best of Sellers’ knowledge, the accounting practices used in preparing the Financial Statements were the same in each of the Financial Statements and were consistently followed throughout the period reflected in each of the Financial Statements.  The books and records of the Company are complete and correct in all material respects, and fully and fairly reflect bona fide transactions set forth therein.

3.12         Insurance.  Schedule 3.12 sets forth an accurate and complete list (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self-insurance programs or fidelity bonds (“Insurance”) maintained by the Company, or in which the Company is a named insured, true and complete copies of which have been provided or made available to Buyer.  All Insurance contains valid and enforceable policies or binders for the benefit of the Company, and all such policies or binders are in full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business.  There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed.  Schedule 3.12 sets forth the insurance claims experience for the last two full fiscal years and the interim period through the date hereof with respect to the Business.  No notice of cancellation or non-renewal with respect to, or material increase of premium for, any Insurance has been received by the Company.

3.13         Employee Plans; ERISA.

(a)           Schedule 3.13(a) contains a list of each employee benefit plan, agreement, arrangement, policy or commitment (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including, but not limited to, any employment, consulting, bonus, deferred compensation, incentive compensation, vacation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, 401(k) or retirement plan, agreement, arrangement, policy or commitment, and each other employee benefit plan, agreement, arrangement, policy or commitment arising out of the employment or the termination of an employee, former employee, retiree or sales personnel by the Company, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, which is currently maintained or contributed to by the Company or any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with the Company under Sections 414(a), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) covering their employees, former employees, retirees or sales personnel or with respect to which the Company or any Commonly Controlled Entity, respectively, has or in the future could have any direct or indirect, actual or contingent liability (each, a “Plan” and collectively, the “Plans”).  Except as set forth in Schedule 3.13(a), neither the Company nor any Commonly Controlled Entity has any legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create or participate in any additional plan, agreement or arrangement or to modify or change any existing Plan in any manner that would affect any of its employees, former employees, retirees or sales personnel.  The Company has made available to Buyer true and complete copies of the Plans and the trust agreements and any contracts relating to the Plans and all other relevant documents governing or relating to the Plans in effect on the date hereof (including the latest summary plan description, the latest annual report (and all attachments) filed with the Internal Revenue Service with respect to each of the Plans, and the latest favorable determination letter issued by the Internal Revenue Service for each of the Plans, including any amendments to any of the foregoing.  Neither the Company nor any Commonly Controlled Entity will incur any liability in connection with any Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

(b)           The Company is in compliance in all material respects with all presently applicable provisions of ERISA, including the regulations and published interpretations thereunder; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code; and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(c)           There are no pending, or to the Knowledge of the Sellers, threatened or anticipated, claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, leased employee, former leased employee, retiree or sales personnel or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits), nor, to the Knowledge of the Sellers, is there any basis for one.  There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or, to the Knowledge of the Sellers, any fiduciary thereof in that capacity.  No Assets of the Company are allocated to or held in a “rabbi trust” or similar funding vehicle.

(d)           The consummation of the transactions contemplated by this Agreement will not, of itself, entitle any current or former employee or leased or contract employee of the Company to severance pay, unemployment compensation or any similar payment or accelerate the time of payment or vesting, or increase the amount of compensation due to, or in respect of, any current or former leased or contract employee, nor will it result in the breach of any agreement with any current or former employee or leased or contract employee.

(e)           None of the Assets is subject to any Encumbrance under Section 302(f) of ERISA or Section 412(n) of the Code.

3.14         Employees.

(a)           Schedule 3.14(a) sets forth an accurate and complete list of all current directors, officers and employees of the Company (the “Employees”), including employer, name, title or position, the present annual compensation (including salary, bonuses, commissions and deferred compensation, each of which are separately delineated), current vacation accrual, the date of commencement of employment, years of service, and any interests in any incentive compensation plan, and indicates (i) whether such Employee has an employment agreement or contract (whether written or oral) with the Company, (ii) whether such individuals are full-time, part-time or temporary employees and (iii) whether any such individuals are currently on short-term or long-term disability.  Schedule 3.14(a) also sets forth an accurate and complete list of all current independent contractors of the Company, including name, compensation, a description of services performed for the Company, and an indication of whether such independent contractor has an agreement (whether written or oral) with the Company relating to such services.  Schedule 3.14(a) also separately sets forth an accurate and complete list of the names of each person with whom the Company has entered into a noncompetition or nonsolicitation arrangement of any kind.  No shareholder or Employee of the Company is eligible, solely as a result of the consummation of the transactions contemplated hereby, to receive from the Company a severance, bonus, change in control or any other payment.

(b)            The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice;

(c)            There are no agreements or arrangements between the Company and a consultant, former consultant, employee or former employee obligating the Company to make any payment to any such individual as a result of the transactions contemplated by this Agreement or the termination of any Employee in connection therewith.  The transactions contemplated by this Agreement or the termination of any Employee in connection therewith shall not result in any payment being made under any agreement or arrangement between the Company and a consultant, former consultant, employee or former employee that would be subject to the excise tax imposed by Section 4999 of the Code.

(d)            There are no loans outstanding from the Company to any of the Employees.

(e)            The Company is not in breach of any material terms of employment of any of the Employees, nor to the Knowledge of the Sellers, is any Employee in breach of any material term of his employment relationship.

(f)             Except as specifically set forth on Schedule 3.14(f), as of the date hereof, none of the Employees has given or received notice of termination of his employment as an Employee, and, to the Knowledge of the Sellers, none of the Employees has an intention to terminate his employment as an Employee.

(g)            None of the Employees is the subject of any disciplinary action nor is any Employee engaged in any grievance procedure, nor, to the Knowledge of the Sellers, is there any matter or fact in existence that can reasonably be foreseen as likely to give rise to the same.

(h)           With respect to all Employees, the Company has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA. With respect to all Employees, the Company has obtained and maintained the employee records and I-9 forms in proper order as required by United States law.  To the Knowledge of the Sellers, the Company does not, within the United States, employ any workers unauthorized to work in the United States.

3.15         Labor Relations.  The Company is not a party to, nor subject to, any collective bargaining agreements.  None of the employees of the Company are represented by a union or subject to a collective bargaining agreement, no union organizational campaign is in progress with respect to such employees and no question concerning representation exists respecting such employees.  There is no labor strike or work stoppage or lockout currently pending, or, to the Knowledge of the Sellers, threatened, against or materially affecting the Company, and there has never been any such action pending against the Company, and to the Knowledge of the Sellers, there has not been any such action threatened against or materially affecting the Company.

3.16         Taxes.  The Company has timely filed all material federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefore) that have been required to be filed and are not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company is contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s Financial Statements.  The Company does not have any tax deficiency that has been or, to the knowledge of the Company, might be asserted or threatened against it that would result in a Material Adverse Effect.

3.17         Claims; Legal Actions.  Except as set forth on Schedule 3.17, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of the Sellers, threatened against the Company, or pending or threatened by the Company, against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), and to the Knowledge of the Sellers there is no basis for any of the foregoing.  The Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit), and there is no basis for any of the foregoing.  The Company is not subject to any judgment, order or decree of any court or other governmental agency, and the Company has not received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability.

3.18         Compliance with Laws.  The Company, the Business and the Assets conform, in all material respects, to all applicable statutes, codes, ordinances, licensing requirements and other Laws.  The Company has, since its inception, materially complied with all Laws, decrees, filing and reporting requirements, awards and orders applicable to the Company, including those relating to employment, employee benefits, marketing, sale and distribution of products, labeling of products, trade regulation, antitrust and warranties; and to the Knowledge of the Sellers there is not any liability arising from or related to any violations thereof.  No notice from any governmental body or other Person of any violations of any Law in connection with the Assets or operations of the Business or the Shares has been received by the Company or the Sellers.

3.19         Undisclosed Liabilities. Except as set forth on Schedule 3.19(a) hereto or on the Financial Statements or the notes thereto, the Company does not have and will not have any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, related to or arising from the operation of the Business or the ownership, possession or use of the Assets.  Except as set forth on Schedule 3.19(b) hereto, there are no extraordinary claims against the Company by third parties relating to acts or omissions by the Company arising outside the ordinary course of the Business.

3.20         Assets and Title.  The Assets include all assets used in connection with the Business.  The Company owns and has good and marketable title to all of the Assets and as of the Closing Date the Assets shall be free and clear of all Encumbrances.  Neither the ownership nor use of the Assets conflicts with the rights of any Person.  The books of account of the Company, and other such records, are complete and correct in all material respects.  At the Closing, all such books and records shall be located at the business office of the Company.

3.21         Interim Change.  Except as set forth in Schedule 3.21, since December 31, 2013 the Business has been conducted and operated only in the ordinary course, consistent with past practices.  In addition, except as set forth on Schedule 3.21, since December 31, 2013:

(a)            there has been no Material Adverse Effect on the Assets, the Shares or the Company;

(b)            except in the ordinary course of business, no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the Company is a party or by which it is bound, or has threatened the same;

(c)            the Company has not borrowed any amount or incurred or become subject to any liabilities in excess of Five Thousand Dollars ($5,000), except (i) current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business or (ii) pursuant to a budget approved by Buyer;

(d)            the Company has not mortgaged or pledged any Asset or Shares, or subjected any Asset or Shares, to any Encumbrance, except liens for Taxes not yet due and payable;

(e)            neither the Company nor any Seller has sold, leased, assigned, transferred or otherwise disposed of, or agreed to sell, lease, assign, transfer or otherwise dispose of at some future date, or granted an option or other right to any party to acquire, any of the Assets or Shares, nor has the Company forgiven or canceled any debts owing to the Company or waived any claims or rights;

(f)            the Company has not sold, assigned, transferred, or permitted to lapse, any rights for the use of any Intellectual Property, or disclosed any Confidential Information to any Person;

(g)            the Company has not made any change in any method of accounting or accounting practice or its practices with respect to the other payment or other discharge of debts;

(h)            the Company has not suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business, or consistent with past practice;

(i)             the Company has not made capital expenditures or commitments therefor that aggregate in excess of Five Thousand Dollars ($5,000);

(j)             the Company has not made any loans or advances to, guarantees for the benefit of or any investments in, any Persons;

(k)            the Company has not suffered any damage, destruction or casualty loss, not fully covered by insurance (subject to payment of the applicable deductible);

(l)             the Company has not acquired (including, without limitation, by merger, consolidation or acquisition of stock or assets) any operating business, corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or any assets, outside of the ordinary course of business, or entered into any commitment to do so;

(m)           the Company has not, except for this Agreement or any other agreement contemplated hereby, entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) outside of the ordinary course of business;

(n)            the Company has not discharged or satisfied any Encumbrance or paid any obligation or liability, other than current liabilities in the ordinary course of business;

(o)            the Company has not declared, made any payment, set aside or made any distribution with respect to the Shares to its stockholders or redeemed, purchased or otherwise acquired any of the Shares;

(p)            the Company has not granted to any officer or employee any increase in compensation or benefits, other than as required by an existing contract or as set forth on Schedule 3.14(a);

(q)            the Company has not: (i) paid any pension, retirement allowance or other employee benefit to any Person; (ii) adopted or agreed to adopt any pension, retirement or other employee benefit plan, program or policy; or (iii) terminated or permitted to lapse any insurance policy;

(r)             the Company has not entered into any agreement (i) in which the obligation exceeds Ten Thousand Dollars ($10,000) or (ii) which may not be terminated by the Company at any time, without penalty, upon thirty (30) days’ notice;

(s)            the Company has not disposed of any Asset valued in excess of Five Thousand Dollars ($5,000) outside the ordinary course of business;

(t)             the Company has not amended its charter, bylaws or other organizational documents; and

(u)            the Company has not agreed to take any of the actions set forth above in this Section 3.21.

3.22         Environmental Claims.  To the best of Sellers’ knowledge, (i) All facilities owned by, or leased to or used by, the Company and used in the conduct of the Business (the “Premises”), and the operations thereat, are in compliance with all federal, state and local environmental Laws and regulations; (ii) there has not been, and is not now occurring, at any location currently or previously owned by or leased to the Company, any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, including the definitions given to any of such terms under CERCLA or any other environmental Law, of any Hazardous Substance; (iii) there are no Hazardous Substances located at the Premises or use of the Premises which have caused any damage, or which, to the Knowledge of the Sellers, pose a threat of causing damage, to the health of persons, to property, to natural resources, or to the environment; (iv) the Company has not received any written communication from any Person that alleges that the Company is not in compliance with applicable environmental Laws; and (v) to the Knowledge of the Sellers, neither the Company nor any Seller has, in connection with the Business, sent or arranged for the transportation of Hazardous Substances or wastes to a site which, pursuant to CERCLA or any similar state law: has been placed or is proposed to be placed, on the “National Priorities List” of hazardous waste sites or its state equivalent or which is subject to a claim, an administrative order or other request to take “removal” or “remedial” action by any person as those terms are defined under CERCLA.  The Company is not currently in possession of any Hazardous Substances.

3.23         Customers and Vendors.

(a)            Schedule 3.23(a) contains a true, complete and correct list of all the current customers of the Business (each a “Customer”) and the revenue from such Customer for the Company’s most recent fiscal year.

(b)           Schedule 3.23(b) lists (i) each licensor, third-party transportation provider, agent and other suppliers of products or services to the Company with whom the Company has a Contract as well as the expiration date of each such Contract and (ii) each Contract with respect to which the Company was obligated to pay to any licensor, third-party transportation provider, agent or other supplier of products or services, in the aggregate, Five Thousand Dollars ($5,000) or more during the most recent fiscal year, together with, in each case, the amount paid or billed during such period.

(c)            Except as set forth on Schedule 3.23(c), no customer or vendor listed on Schedules 3.23(a) or 3.23(b) has notified the Company of an intention on its part to terminate such customer’s or vendor’s agreement for services with the Company.  Neither the Company, any Seller nor any of the officers or directors of the Company have taken any actions intended to lead to the termination of any such person’s agreement with the Company.

3.24         Brokerage. Except as set forth on Schedule 3.24, neither the Company nor any Seller has incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or the Sellers.  All such brokerage commissions, finders’ fees and similar compensation contracted for, as set forth on Schedule 3.24, shall be settled and paid at or prior to Closing by the Sellers, and the Company shall have received a full release from any such broker.

3.25         Affiliated Transactions.  Except as set forth in Schedule 3.25, no Affiliate of the Company or any Seller: (i) owns any debt, equity or other interest or investment in any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier, distributor sales agent or advertiser of the Business; (ii) has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by the Company, except for accrued compensation (including but not limited to accrued vacation pay), employee benefits and similar matters; (iii) has any interest in or owns any Intellectual Property or any other property or right used in the conduct of the Business; or (iv) is a party to any Contract to which the Company is a party.

3.26         Accounts Receivable.  All Accounts Receivable of the Company are reflected properly on its books and records, are bona fide, due and valid receivables subject to no defenses, setoffs or counterclaims, are current and are collectible and will be collected in accordance with their terms at their recorded amounts.  All Accounts Receivable arose in the ordinary course of business.  No Accounts Receivable are subject to prior assignment, claim or Encumbrance.  Since December 31, 2013, the Company has not incurred any liabilities or obligations for discounts, returns, promotional allowances or otherwise.  The Company has no liability for any refunds, allowances or returns in respect of products manufactured, processed, distributed, shipped or sold by or for the account of the Company.

3.27         Inventory.  All inventories reflected on the Financial Statements are (a) owned by the Company and not subject to any Encumbrance, (b) properly valued at the lower of cost or market value in accordance with GAAP, and (c) are not obsolete and are of good and merchantable quality and contain no material amounts that are not salable and usable for the purposes intended in the ordinary course of the Business and meet the current standards and specifications of the Business.  Except as set forth on Schedule 3.27, no inventory is held by the Company on consignment, and the Company does not hold title to any inventory held by others.

3.28         Banking Relationships and Investments.  Schedule 3.28 sets forth an accurate and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, lock box or line of credit or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes.  Schedule 3.28 sets forth an accurate and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the “Investments”).  The Company has good and marketable title to all of the Investments.

3.29         Sellers’ Several Representations.

(a)            Each Seller shall severally make the representations and warranties with respect to such Seller set forth in this Section 3.29.

(b)           Each Seller has full right, power and authority to execute and deliver this Agreement and all the Related Documents to be executed and delivered by such Seller, as the case may be, pursuant hereto, and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed and delivered and will constitute legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  The execution and delivery of this Agreement and each of the Related Documents, and the consummation of the transactions contemplated hereby or thereby will not result in the creation of any Encumbrance on the Shares owned by such Seller or on any asset of such Seller or the termination or acceleration of any indebtedness or other obligation of such Seller and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (i) any contract, permit, license or other instrument to which such Seller is a party or by which such Seller or any of his or her respective assets is bound, (ii) any order, writ, injunction, decree or judgment of any court or governmental agency to which such Seller is subject, or (iii) any Law applicable to such Seller.  No approval, authorization, registration, consent, order or other action of or filing with any court, administrative agency or other governmental authority, is required for the execution and delivery by such Seller of this Agreement or any Related Document or the consummation by such Seller of the transactions contemplated hereby.  Such Seller has no cause of action or claim whatsoever against the Company.

(c)            Each Seller holds of record and beneficially all of the Shares purported to be owned by such Seller as set forth opposite such Seller’s name on Schedule 3.29(c).  Each Seller has good and marketable title to all of the Shares in such Seller’s name as set forth on Schedule 3.29(c) and all right, power, authority and capacity to sell, assign, transfer and deliver all right, title and interest, both legal and equitable, in and to the Shares set forth next to such Seller’s name on Schedule 3.29(c), free and clear of all Encumbrances.  All of the Shares held by each Seller have been duly authorized, are validly issued, fully paid and nonassessable.  Such Seller has not violated any applicable Laws in connection with the purchase or sale of any Shares.  Upon delivery to Buyer at the Closing of certificates representing the Shares and receipt by such Seller of such Seller’s pro rata share of the Buyer Common Stock, good and valid title to the Shares will pass to Buyer, free and clear of any Encumbrances.

3.30         Full Disclosure.  No representation or warranty made by the Company or the Sellers herein or in any certificate, document or other written instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of any fact, nor shall any such certificate, document or written instrument omit any fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading.  The Sellers have disclosed to Buyer all facts known to them that are material to the Business, Assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Sellers as follows:

4.1           Organization; Due Authorization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power to execute, deliver and perform this Agreement and any Related Document to which it is a party.  The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate actions on the part of Buyer.

4.2           Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by the Sellers, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by Buyer and constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3           Absence of Consents; No Violation.  Subject to the Company and the Sellers obtaining the Consents, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Buyer is a party is required for the execution, delivery and performance of this Agreement and each of the Related Documents.  Subject to the Company and the Sellers obtaining the Consents, the execution and delivery of this Agreement and each Related Document by Buyer, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon any of the properties or assets of Buyer under, any provision of (i) the certificate of incorporation, by-laws or other organizational documents of Buyer, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which Buyer is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets.

4.4           Brokerage.  Except as set forth on Schedule 4.4, Buyer has not incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer.  Buyer shall pay, and hold the Sellers harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such liability.

4.5           Purchase For Own Account.  Buyer hereby confirms that the Shares purchased hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Shares in contravention of applicable Law.  Buyer understands that the Shares are characterized as “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of Buyer’s investment intent.

ARTICLE V
COVENANTS OF PARTIES

5.1           Pre-Closing Covenants.  Except as contemplated or required by this Agreement, commencing on the date hereof until the Closing Date, the Sellers shall cause the Company to be operated in the ordinary course of business in accordance with past practices; provided, however:

(a)           Negative Covenants.  The Sellers shall not, and shall cause the Company not to, without the prior written consent of Buyer:

(1)           General.  Take any action referenced in Section 3.21 hereof;

(2)           Compensation.  Except as contemplated herein, (A) increase the compensation of any person employed by the Company, (B) pay or grant bonuses or other benefits payable or to be payable to any person employed by the Company, or (C) enter into any employment, severance or similar agreement with any employee of the Company which does not by its terms terminate, or cannot be terminated or satisfied by the Company without premium or penalty, prior to or at the Closing;

(3)           Dividends, Distributions.  (A) Declare, set aside or pay any dividend or distribution that is payable in cash, stock, or other property with respect to the Company; (B) redeem, purchase or otherwise acquire directly or indirectly any shares of the Company, or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities; (C) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell or pledge (whether through the issuance or granting of any options, warrants, calls, subscriptions, equity appreciation rights or other rights or other agreements) any equity or debt securities of the Company, or any other securities that are convertible into or exchangeable for shares of any class of the Company; or (D) split, combine or reclassify the outstanding shares of the Company, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any equity securities of the Company; or

(4)           No Inconsistent Action.  Take any action, or fail to take any action, which is inconsistent with their obligations hereunder or which could reasonably be anticipated to hinder or delay the consummation of the transaction contemplated by this Agreement.  Such inconsistent action shall include, but is not limited to, the following: (a) failing to preserve substantially the relationships with the employees, suppliers and customers of the Company, except in the ordinary course of business; (b) failing to perform, in all material respects, any required obligations pursuant to any Contracts, leases or permits; (c) failing to comply with all applicable Laws; (d) failing to confer with Buyer regarding operational matters of a material nature; (e) failing to report periodically to Buyer regarding the status and results of business operations; (f) adopting any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company; or (g) settling or compromising any claim or action against the Company.

(b)           Affirmative Covenants.  Sellers shall do, and shall cause the Company to do, the following:

(1)           Access to Information.  From the date hereof through the Closing Date, give Buyer and its representatives reasonable access during normal business hours, to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period the Sellers shall, and shall cause the Company to furnish Buyer with all financial and operating data and other information as to the Business and its assets, properties, rights and claims, as Buyer may from time to time reasonably request.  In particular, the Sellers shall, and shall cause the Company to (a) afford to the officers, employees, directors, attorneys, accountants, appraisers and other authorized representatives of Buyer reasonable access during normal business hours, to the offices, plants, properties, books and records of the Company in order that Buyer may have full opportunity to make such legal, financial, accounting, environmental and other reviews or investigations of the Business and the Assets as Buyer shall desire to make, and (b) use its commercially reasonable efforts to cause its independent public accountants to permit Buyer’s independent public accountants to inspect their work papers and other records relating to the Business and the Assets;

(2)           Preservation of Business.  Use commercially reasonable efforts to maintain and preserve the Assets and the Business, and maintain and preserve, consistent with the ordinary course of business, the goodwill of and present relationships with suppliers, advertisers, customers and others having business relations with the Company;

(3)           Notification.  Promptly notify Buyer in writing of the following:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any governmental entity with respect to condemnation proceedings and fees to be paid to the Company in connection therewith;

(iv)          any actions, suits, claims, investigations or proceedings commenced or threatened, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed in the Schedules hereto or that relate to the consummation of the transactions contemplated by this Agreement;

(v)           without prejudice to the termination rights of the parties hereunder, the occurrence, or failure to occur, of any condition, event or development that (A) causes any representation or warranty of the Sellers and/or the Company contained in this Agreement to be untrue or inaccurate, at any time from the date hereof to the Closing Date, or (B) would have been required to be set forth or described in the Schedules hereto if existing or known at the date of this Agreement; and

(vi)          any failure on the part of the Sellers or the Company to comply with or perform in any respect any agreement or covenant to be complied with or performed by it or them hereunder; provided that the delivery of any notice pursuant to this Section 5.1(b)(3) shall not limit or otherwise affect the remedies available hereunder to Buyer;

(4)           Collection of Accounts Receivable.  Use commercially reasonable efforts, consistent with past practices, to collect all Accounts Receivable; and to undertake no action whatsoever to discount or write down any such accounts without Buyer’s written consent; and

(5)           Supplemental Disclosure.  Provide information in writing to Buyer with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth in a Schedule to, or representation or warranty set forth in, this Agreement; provided that such information shall constitute an amendment of such Schedule or of any statement, representation or warranty in this Agreement, without prejudice to the rights of indemnification of Buyer by the Sellers under Article X hereof.

5.2           Agreement Not to Compete or Solicit, and to Maintain Confidentiality.

(a)          For good and valuable consideration and in furtherance of the sale of the Shares to Buyer hereunder, in order to induce Buyer to enter into and perform this Agreement, to ensure that Buyer obtains the benefits it reasonably expects to obtain hereunder and to more effectively protect the value and goodwill of the Shares, each of the Sellers (each a “Restricted Party and collectively, the “Restricted Parties”) covenants and agrees that for a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, he/she shall not, directly or indirectly, either for his or her benefit or for the benefit of any of his or her Affiliates:

(i)         whether as principal, agent, independent contractor, partner or otherwise or by any other means, own, manage, operate, control, participate in, perform services for, invest in, or otherwise establish or carry on any business or division or line of any business in the United States which engages in a business substantially similar to or competitive with either the Business or the business of the Buyer; provided, however, that it will not be deemed a breach of this clause (i) if, subject to compliance with the provisions of Section 5.2(b) below, a Restricted Party and his or her Affiliates collectively own beneficially or of record in the aggregate less than five percent (5%) of any class of security which is publicly traded on a national securities exchange or actively traded in a recognized over-the-counter market;

(ii)        induce or attempt to persuade any Customer of the Business to terminate such relationship; or

(iii)       induce or attempt to persuade any Business Personnel (as defined below) to terminate or to refuse to enter into any employment, agency or other business relationship with Buyer or any of its Affiliates.  For purposes of this clause (iii), “Business Personnel” shall mean any person (A) who is an employee or Principal Contractor of the Company, or an Affiliate of the Company, on the date of this Agreement and who remains, after Closing, employed or engaged by the Company, or an Affiliate thereof, or becomes employed or engaged by Buyer or an Affiliate of Buyer in connection with the transactions contemplated hereby, or (B) who is an employee or Principal Contractor of Buyer or an Affiliate of Buyer employed or engaged in the Business, or (C) who within one year prior to the prohibited contact by the Restricted Party was an employee or Principal Contractor of the Company, or of an Affiliate of the Company, or of Buyer or an Affiliate of Buyer.  For purposes of this Agreement, “Principal Contractor” means, with respect to a Person, a consultant, independent contractor or freelance worker whose services are material to the Business or who is engaged on a substantially full-time basis by the Company.

(b)          Each Seller hereby expressly represents and warrants that he/she has or may have knowledge of certain Confidential Information.  The Sellers acknowledge and agree that all such Confidential Information is confidential and proprietary and that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic value to Buyer, and constitutes a substantial part of the value to Buyer of the Business and the Shares.  Each Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates, or the Company.  Accordingly, each Seller covenants and agrees that he/she shall not, and he/she shall use his/her best efforts to ensure that any other Person acting on his or her behalf does not, without the prior written consent of Buyer, disclose, use or exploit any such Confidential Information, for the benefit of such Seller or of any third-party, except that such Seller may disclose, use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item:

(i)          is or becomes publicly known or generally known in the industry of the Business through no act of such Seller in violation of this Agreement;

(ii)         is required to be disclosed to or by order of a governmental agency or a court of law or otherwise as required by law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to Buyer and Buyer is afforded the reasonable opportunity to object to such disclosure;

(iii)        is disclosed to such Seller’s representatives working on the transactions contemplated by this Agreement and in such event, only to the extent necessary to evaluate or effect such transactions; or

(iv)       has been publicly disclosed by Buyer or the Company after the Closing.

(c)          Each Restricted Party expressly acknowledges that the covenants contained in Section 5.2(a), and each Seller expressly acknowledges that the covenants contained in Section 5.2(b), are integral to the sale to Buyer of the Shares and that without the protection of such covenants, Buyer would not have entered into this Agreement, that the consideration paid by Buyer bears no relationship to the damages Buyer may suffer in the event of any breach of any of the covenants of Section 5.2(a) or Section 5.2(b), and that such covenants contain limitations as to time, geographical area and/or scope of activity to be restrained which are reasonable and necessary to protect Buyer’s business interests.  If this Section 5.2 shall nevertheless for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the extent compatible with applicable Laws that shall then apply.  Each Seller and each Restricted Party hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer in connection with an actual or threatened breach by him or her of the provisions of this Section 5.2.  Accordingly, each Seller and each Restricted Party hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 5.2.  In addition, Buyer shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 5.2.

(d)           Each Seller and each Restricted Party hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition and confidentiality covenants in this Section 5.2 should such enforcement ever become necessary.

5.3          Except as contemplated or required by this Agreement, commencing on the date hereof until the release to the Sellers of the Escrow Shares, the Buyer shall operate itself in the ordinary course of business in accordance with past practices; provided, however:

(a)	Negative Covenants. Buyer shall not:

(1)           Public Market. Take any action that would prevent the Buyer Common Stock from being traded or listed upon the Nasdaq Stock Market.

(2)           No Inconsistent Action.  Take any action, or fail to take any action, which is inconsistent with its obligations hereunder or which is specifically intended to hinder or delay the consummation of the transaction contemplated by this Agreement and the Sellers’ ability to sell the Buyer Common Stock.  Such inconsistent action shall include, but is not limited to, the following: (a) failing to comply with all applicable Laws; or (b) adopting any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Buyer.

(b)           Affirmative Covenants.  Buyer shall do the following:

(1)           Preservation of Business.  Use commercially reasonable efforts to maintain and preserve its business, and maintain and preserve, consistent with the ordinary course of business, the goodwill of and present relationships with suppliers, advertisers, customers and others having business relations with the Buyer.

(2)           Supplemental Disclosure.  Provide information in writing to the Sellers with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth in a Schedule to, or representation or warranty set forth in, this Agreement; provided that such information shall constitute an amendment of such Schedule or of any statement, representation or warranty in this Agreement, without prejudice to the rights of indemnification of Sellers by the Buyer under Article X hereof.

ARTICLE VI
SPECIAL COVENANTS AND AGREEMENTS

6.1           Taxes, Fees and Expenses.  Except as otherwise provided in this Agreement, all sales, use, transfer, and purchase taxes and fees, if any, arising out of the transfer of the Shares pursuant to this Agreement shall be paid by the Sellers.  Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

6.2           Announcements.  Commencing on the date hereof, Sellers shall not make any public announcement or press release concerning the transactions contemplated hereby.

6.3           Cooperation.  Buyer, the Company and the Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, including, but not limited to, the obtaining of Consents and providing Buyer with financial and other information as may reasonably be requested by Buyer.  After the Closing, the Sellers and Buyer shall take such actions, and shall execute and deliver to any other party such further documents as, in the reasonable opinion of counsel for such other party, may be necessary to ensure, complete and evidence the full and effective consummation of the transactions contemplated by this Agreement.

6.4           Litigation Support.  In the event and for so long as Buyer or the Company actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Sellers will cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

6.5           Tax Indemnification.  The Sellers shall indemnify the Company and Buyer, and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage incurred by Buyer or the Company and attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable Periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) and the portion of all Taxable Periods that includes (but does not end on) the Closing Date to the extent such Taxes are allocable to the portion of such period occurring on or before the Closing Date, and (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation.

6.6           No Other Bids.  From and after the date hereof until this Agreement is terminated in accordance with the terms hereof, the Sellers shall not, and shall cause the Company not to, authorize or knowingly permit any equity holder, officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by the Sellers or the Company or their direct or indirect equity holders to solicit, initiate or encourage submission of or engage in any negotiations relating to any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or enter into any agreement to effectuate the same.  Each Seller shall promptly communicate to Buyer the terms of any proposal or offer received by it (no matter how preliminary), and the identity of the party making such proposal, in respect of any actual or potential Acquisition Proposal.

6.7           Release.  In consideration of the payment of the Purchase Price and the consummation of the transactions contemplated hereby, each Seller hereby irrevocably and unconditionally, fully and forever acquits, releases and discharges and agrees to hold harmless the Company and Buyer, their respective Affiliates, and their respective members, managers, officers, directors, employees, agents, representatives, successors and assigns from any and all present and future claims, actions, causes of action, suits, charges, complaints, promises, damages, judgments, liabilities or obligations of any kind whatsoever in law or in equity which they and their Affiliates, heirs, beneficiaries, successors and assigns in any capacity can, shall or may have against the Company or its Affiliates with respect to the Company’s ownership or use of the Assets or operation of the Business prior to Closing.

6.8           Confidentiality Obligations.  Subject to Section 5.2(b) with respect to the Sellers, except as necessary for the consummation of the transactions contemplated hereby, each party hereto shall keep confidential any materials and information that are obtained from the other party in connection with the transactions contemplated hereby, except to the extent that such materials or information have become or become publicly available; are or become readily available to the industry; have been obtained from independent sources; were known to such party on a non-confidential basis prior to disclosure to such party by the other party; or are required to be disclosed to or by order of a governmental agency or a court of law or otherwise required by law to be disclosed.  In the event that this Agreement is terminated pursuant to Section 9.1, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby.

6.9           Consent for Certain Agreements.  Following the date of this Agreement, the prior written consent of the Buyer shall be required for any agreement the Company is contemplating entering into where the term has the potential to equal or exceed one year, or where the value has the potential to equal or exceed $10,000, including, but not limited to, any employment agreement meeting either of the aforementioned criteria.

6.10         Buyer Common Stock Are Restricted Securities.

(a)           The Buyer Common Stock may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of the Buyer Common Stock by a Seller other than pursuant to an effective registration statement or to an affiliate of such Seller, the Buyer may require the transferor thereof to provide to the Buyer an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Buyer, to the effect that such transfer does not require registration of such transferred Buyer Common Stock under the Securities Act.

(b)           Buyer represents and warrants to the Sellers that:  (i) the Sellers’ holding period for the Buyer Common Stock and Escrow Shares under Rule 144 of the Securities Act of 1933, as amended, shall commence upon issuance of such stock at Closing; and (ii) the Buyer’s repurchase of any of the Buyer Common Stock pursuant to this Agreement is not subject to Rule 144.  Buyer covenants to remain timely in its reporting obligations with the Securities and Exchange Commission such that Sellers may avail themselves of the six month holding period pursuant to Rule 144 with respect to the Buyer Common Stock.

(c)           Upon their issuance, certificates evidencing the Buyer Common Stock will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF BUYER AND THE SELLERS

7.1           Conditions to Obligations of Buyer.  Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that Buyer may waive any one or more thereof in its sole discretion:

(a)           Representations and Warranties.  All representations and warranties of the Company or the Sellers in this Agreement shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality or Material Adverse Effect in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)           Covenants and Conditions.  The Company and the Sellers shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)           Deliveries.  The Company and the Sellers shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries to Buyer set forth in Section 8.2 hereof.

(d)           Adverse Change.  Since December 31, 2013, there shall not have occurred a Material Adverse Effect.

(e)           Good and Marketable Title to Assets and Shares.  At Closing, (i) the title of the Company to the Assets will be in the form described in Section 3.20, free and clear of all Encumbrances, (ii) the title to all of the Shares will be transferred to Buyer, free and clear of all Encumbrances and (iii) all existing bank debt of the Company shall be paid in full.

(f)            No Adverse Proceedings.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Knowledge of the Sellers, threatened against the Sellers or the Company wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded, or which could reasonably be expected to materially adversely affect the right of Buyer to own and exercise all rights under the Shares, or to materially adversely affect the Assets or the Business operations (financial or otherwise) of the Company.

(g)           Consents.  All Consents shall have been obtained and copies shall have been delivered to Buyer.

(h)           Regulatory Approvals.  All authorizations, approvals, orders, licenses, certificates and permits as may be required to permit the consummation of the transactions contemplated hereby shall have been obtained, shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

7.2           Conditions to Obligations of the Sellers.  Each and all of the obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that the Sellers may waive one or more thereof in its sole discretion:

(a)           Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)           Covenants and Conditions.  Buyer shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Deliveries.  Buyer shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries set forth in Section 8.3 hereof.

(d)           No Adverse Proceeding.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the knowledge of Buyer, threatened against Buyer wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

ARTICLE VIII
CLOSING AND CLOSING DELIVERIES

8.1           Closing.  Subject to Article IX hereof, the Closing shall occur following the satisfaction or waiver by Buyer and the Sellers, in their respective sole discretion, of all of the conditions to Closing set forth in Article VII hereof or such other time, place and date as may be mutually agreed upon by the parties hereto (the “Closing Date”).  The Closing shall be held at the offices of Buyer’s counsel or such other place as shall be mutually agreed upon by Buyer and the Sellers.

8.2           Deliveries by the Company and the Sellers.  Prior to or on the Closing Date, the Company and the Sellers shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Transfer of Shares.  Certificates representing the Shares, duly endorsed in blank for transfer, which Shares shall constitute 100% of the issued and outstanding capital stock of the Company on the Closing Date, along with any assignments, stock powers or other transfer documents reasonably satisfactory to Buyer and its counsel, and the original and complete minute book of the Company;

(b)           Consents.  The original of each Consent listed on Schedule 3.9 attached hereto, including, but not limited to, a consent of the Company and all shareholders of the Company authorizing the issuance to Buyer of the Shares and consenting generally to all transactions contemplated by this Agreement, and acknowledging that none of the provisions restricting transfers of Company stock or regarding rights of first refusal shall apply to the transactions contemplated hereby;

(c)           Compliance Certificate.  A certificate dated as of the Closing Date, executed by the Chief Executive Officer of the Company and by the Sellers, which states that the warranties, representations and covenants made by the Company and the Sellers on the date that this Agreement was executed continue to be true in all material respects as of the Closing Date, in accordance with Section 7.1(a);

(d)           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by the Chief Executive Officer of the Company, certifying that (i) the resolutions, as attached to such certificate, were duly adopted by the Company’s board of directors and stockholders, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and (ii) as to the articles of incorporation and by-laws attached to such certificate;

(e)           Good Standing.  A certificate of Good Standing of the Company issued by the secretary of state of the state of incorporation of the Company, and each foreign jurisdiction in which the Company is qualified to do business, each dated within five days prior to the Closing Date;

(f)            Opinion of Counsel.  The legal opinion of counsel to the Company and the Sellers in substantially the form attached hereto as Exhibit A, dated as of the Closing Date, reasonably satisfactory to Buyer’s counsel; and

(g)           Other.  Duly executed copies of all other deeds, endorsements, assignments, consents and instruments as, in the opinion of Buyer’s counsel, are necessary to transfer the Shares and carry out all other transactions contemplated by this Agreement.

8.3           Deliveries by Buyer.

(A)         Prior to or on the Closing Date, Buyer shall deliver or cause to be delivered to the Sellers (or a designee of the Sellers) the following, in form and substance reasonably satisfactory to the Sellers:

(a)           Buyer Common Stock.  Certificates representing the Buyer Common Stock, validly authorized and issued for delivery to the Sellers, except that the Escrow Shares shall be represented by separate certificates and held by the escrow agent;

(b)           Buyer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of Buyer, which states that the warranties, representations and covenants made by Buyer on the date this Agreement is executed continue to be true in all material respects as of the Closing Date;

(c)           Opinion of Counsel.  The legal opinion of counsel to the Buyer in substantially the form attached hereto as Exhibit B, dated as of the Closing Date, reasonably satisfactory to Sellers’ counsel; and

(d)           Other.  Duly executed copies of all other instruments and documents as, in the reasonable opinion of the Sellers’ counsel, are necessary to carry out all other transactions contemplated by this Agreement.

ARTICLE IX
TERMINATION

9.1           Termination.  This Agreement may be terminated by the Sellers or Buyer, if the terminating party is not then in breach of any material obligation under this Agreement (provided that Section 6.8 will continue in full force and effect), on written notice to the other at any time prior to Closing as follows:

(a)           by mutual consent of Buyer and the Sellers;

(b)           by Buyer, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Sellers (or by the Company in the case of a covenant by the Sellers to cause the Company to take or refrain from taking an action) set forth in this Agreement, the Related Documents or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by Buyer to the Sellers; or

(c)           by the Sellers, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by Buyer set forth in this Agreement, the Related Documents, or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by at least two Sellers to Buyer.

9.2           Effect of Termination.  In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Sections 6.1, 6.8, 9.2, 9.3 and 11.8 shall survive such termination indefinitely, and except that nothing in Section 9.1 or this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

9.3           Specific Performance.  The parties recognize that in the event that either party should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate.  The other party shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement.  In the event of any action to enforce this Agreement specifically, each party hereby waives the defense that there is an adequate remedy at law.

ARTICLE X
SURVIVAL OF REPRESENTATIONS AND
WARRANTIES AND INDEMNIFICATION

10.1         Survival.  Notwithstanding any examination made for or on behalf of any of the parties hereto, all representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall be fully effective and enforceable for a period of two (2) years following the Closing Date (unless a different period is specifically assigned thereto in this Agreement), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article X; provided, however, that the representations and warranties contained in Section 3.4 (“Capitalization”), Section 3.13 (“Employee Plans; ERISA”), Section 3.16 (“Taxes”) and Section 3.22 (“Environmental Claims”) shall survive until 90 days after the expiration of the applicable statute of limitations period; and provided, further, that the representations and warranties contained in Section 3.29 (“Sellers’ Several Representations”) shall survive until 90 days following the expiration of the applicable statute of limitations.  Any claim for indemnification asserted in writing before the two year anniversary of the Closing Date or the other applicable survival period set forth in this Section 10.1 shall survive until resolved or judicially determined.

10.2         Indemnification.

(a)           Indemnification by the Sellers.  Subject to the limitations and the provisions set forth in this Agreement, the Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, “Damages”) related to, caused by or arising from: (i) any misrepresentation, breach of any representation or warranty, or failure to fulfill any covenant or agreement contained herein or in any Related Document by the Sellers; (ii) any and all liabilities and obligations of the Company, or arising out of or related to the ownership of the Assets, on or prior to the Closing Date; (iii) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Company, any Seller or any Affiliate thereof in connection with the conduct of the Business on or before the Closing Date; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against the Sellers.  Subject to the limitations and the provisions set forth in this Agreement, the Sellers shall severally indemnify and hold harmless Buyer and its Affiliates from and against any and all Damages related to, caused by or arising from: (x) any breach of the representations and warranties contained in Section 3.29 and the covenants set forth in Section 5.2 and (y) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against the Sellers.  The Sellers agree to pay for any and all Damages in the manner set forth in Section 10.3.

(b)           Indemnification by Buyer.  Subject to the limitations and provisions set forth in this Agreement, Buyer shall indemnify and hold harmless each of the Sellers against any Damages related to, caused by or arising from: (i) any misrepresentation, breach of any representation or warranty, or failure to fulfill any covenant or agreement contained herein or in any Related Document by Buyer; (ii) any and all liabilities and obligations of the Company, or arising out of or related to the ownership of the Assets, after the Closing Date; (iii) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Company, the Buyer or any Affiliate thereof in connection with the conduct of the Business after the Closing Date; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against Buyer.

(c)           Tax Damages.  The calculation of, and the liability for, Damages related to Taxes shall be governed solely by Section 6.5 and this Article X, but only to the extent such latter sections are not inconsistent with specific provisions of Section 6.5.

10.3         Notice of Claims.  Any party seeking indemnification shall give prompt written notice to the indemnifying party of the facts and circumstances giving rise to the claim (the “Notice”) for which such indemnified party intends to assert a right to indemnification under this Agreement (“Claims”).  Failure to give Notice shall not relieve any indemnifying party of any obligations which the indemnifying party may have to the indemnified party under this Article X, except to the extent that such failure has prejudiced the indemnifying party under the provisions for indemnification contained in this Agreement.  The indemnifying party shall reimburse an indemnified party promptly after delivery of a Notice certifying that the indemnified party has incurred Damages after compliance with the terms of this Article X; provided, however, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party’s own cost and expense.  Such option shall be exercised by the giving of notice by the exercising party to the other party within twenty (20) days of receipt of a Notice.  If the parties do not agree upon the amount of Damages, the party seeking indemnification may seek appropriate legal remedy in accordance with this Agreement.

10.4         Assumption and Defense of Third-Party Action.  If any Claim by Buyer hereunder arises out of a claim by a third party (a “Third-Party Claim”), the Sellers shall have the right, at their own expense and upon written notice to Buyer of their intent to do so within twenty (20) days of the Notice, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to Buyer, and to settle or compromise any such Third-Party Claim; provided, however, that such settlement or compromise shall be effected only with the consent of Buyer, which consent shall not be unreasonably withheld.  Buyer shall have the right to employ counsel to represent it if, in Buyer’s reasonable judgment, it is advisable for it to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by Buyer.  Buyer shall have the right to control the defense of any Third-Party Claim, notwithstanding the Sellers’ election to control the defense, if it notifies the Sellers that it is assuming the defense of such Claim and that the indemnifying party is relieved of its obligations to the claimant with respect to such Third-Party Claim, whereupon the Sellers shall be relieved of their obligations under this Article X with respect to such Third-Party Claim.  Except as provided in the preceding sentences, if the Sellers do not elect to assume control of the defense of any Third-Party Claim, the Sellers shall be bound by the results obtained by Buyer with respect to such Third-Party Claim.  Each of the Sellers agrees to render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim.  It is expressly agreed and understood that any defense by the Sellers of any Third-Party Claims affecting or involving the Business shall not be conducted in a manner which adversely affects or impairs the value or usefulness of the Business, the Assets or the Shares.

10.5         Remedies Exclusive.  The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

ARTICLE XI
MISCELLANEOUS

11.1         Notices.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by telecopy, with a copy in all instances by electronic mail, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a telecopy, upon receipt thereof if received during normal business hours and otherwise on the next business day and (iv) addressed as follows:

If to the Company or Sellers:

RentVM, Inc.
10 Corporate Place South, Suite 105
Piscataway, NJ 08854
E-mail:  aqeelasim@rentvm.com
Attention:  President

Aqeel Asim
170 Clement Avenue
Elmont, NY 11003
E-mail:  aqeelasim@rentvm.com

Awais Daud
3275 Dublin Blvd., Apt. 102
Dublin, CA 94568
E-mail:  awaisdaud@rentvm.com

Ali Fayazi
100 Amy Drive
North Brunswick, NJ 08902
E-mail:  alifayazi@rentvm.com

With a copy to:

Marino Partners LLP
15 Fisher Lane, Suite 200
White Plains, NY 10603
Facsimile:  (914) 368-4527
Attention:  Umar A. Sheikh, Esq.
E-mail:  usheikh@marinollp.com

If to Buyer:

InterCloud Systems, Inc.
338 Newman Springs Road, Building 1, Suite 104
Red Bank, NJ 07701
Facsimile:  (561) 988-2307
Attn:  Lawrence Sands
E-mail:  lsands@intercloudsys.com

With a copy to:

Pryor Cashman LLP
7 Times Square
New York, NY 10036
Facsimile:  (212) 798-6319
Attention:  M. Ali Panjwani, Esq.
E-mail:  ali.panjwani@pryorcashman.com

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

11.2         Benefit and Binding Effect.  Neither Buyer nor any Seller may assign this Agreement without the prior written consent of the other party, provided, however, that Buyer may assign this Agreement without prior written consent of the Sellers to any wholly owned subsidiary or Affiliate of Buyer which agrees in writing to perform fully this Agreement and provided that Buyer remains liable for the performance of this Agreement and the consideration to the Sellers is still in the form of Buyer Common Stock.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

11.3         Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

11.4         Counterparts.  This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

11.5         Entire Agreement.  This Agreement, all Schedules and Exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire understanding and agreement between Buyer and the Sellers with respect to the subject matter hereof.  All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.  This Agreement supersedes all prior negotiations and understandings between Buyer and the Sellers whatsoever with respect to the subject matter hereof, and all letters of intent and other writings relating to such negotiations and understandings.

11.6         Amendment.  This Agreement shall not be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

11.7         Severability.  If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or held unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

11.8         Governing Law; Consent to Jurisdiction.

(a)           The parties acknowledge and agree that this Agreement constitutes a contract pertaining to a transaction covering in the aggregate not less than $1,000,000 and that their choice of law and choice of jurisdiction specified below have been made pursuant to and in accordance with Sections 5-1401 and 5-1402, respectively, of the New York General Obligations Law.  Accordingly, the parties acknowledge and agree that this Agreement shall be governed by the laws of the State of New York, as to all matters including matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein, and the courts of the State of New York or any Federal court within the State of New York shall have exclusive jurisdiction of all disputes with respect to an alleged breach of any representation, warranty, agreement or covenant of this Agreement, including, but not limited to, any dispute relating to the construction or interpretation of the rights and obligations of any party, which is not resolved through discussion between the parties.

(b)           The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding commenced by the other party or to which such party is a party arising out of or relating to this Agreement or any Related Document or any transaction contemplated hereby or thereby.  The parties hereby irrevocably waive, to the fullest extent they may effectively do so under applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The parties also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by overnight courier to such party and its counsel at their respective addresses specified in Section 11.1.  The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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This Agreement has been executed by the Buyer, the Company and the Sellers as of the date first above written.

BUYER:

INTERCLOUD SYSTEMS, INC.

By:	/s/ Lawrence M. Sands
Name: Lawrence M. Sands
Title: Senior Vice President

COMPANY:

RENT VM, INC.

By:	/s/ Aqueel Asim
Name: Aqueel Asim
Title: President

SELLERS:

/s/ Aqeel Asim
Aqeel Asim

/s/ Awais Daud
Awais Daud

/s/ Ali Fayazi
Ali Fayazi